Exhibit 99.1

Liberty Tax Announces CEO Transition Plan; Reports 2019 Tax Season Results

VIRGINIA BEACH, Va., June 10, 2019 (GLOBE NEWSWIRE) -- Liberty Tax, Inc. (OTC PINK: TAXA) (“Liberty Tax” or the “Company”), the parent company of Liberty Tax Service, today announced that Nicole Ossenfort, President and Chief Executive Officer (“CEO”) of the Company, has resigned from the Company effective as of today in order to return to operating her Liberty Tax franchises in South Dakota.  Brent Turner, who has served as a consultant to the Company since September 2018, has been appointed by the Board of Directors to serve as interim CEO effective immediately to facilitate an orderly transition. The Board expects that Mr. Turner will serve in an interim capacity through the conclusion of the Company’s Board of Directors’ review of strategic alternatives, including the previously announced unsolicited and non-binding proposal from Vintage Capital Management, LLC to explore a recapitalization transaction.

Andrew M. Laurence, Chairman of the Company’s Board of Directors, said, “Nicole was appointed CEO at a critical time and was integral in facilitating the transition in management after her predecessor’s departure from the Company in February 2018.  The Board is grateful for Nicole’s contributions since her appointment last year, and, on behalf of the Board, I want to thank Nicole for her dedicated service and wish her the best as she returns to the franchise world.”

Laurence continued, “We are fortunate to have engaged with a talented and knowledgeable business leader in Brent who is capable and prepared to step in as interim CEO. Brent has 25 years of experience in the tax industry in multiple functions, including executive management at MetaBank, a subsidiary of Meta Financial Group, Inc., and has worked with Liberty Tax in various vendor roles for over a decade and has become educated, over the last nine months, with its brand through his work on important strategic initiatives.  We are confident in his ability to lead the Company during this transitional period.”

Mr. Turner commented, “I am very appreciative of the Board’s confidence in my appointment to lead the Company during this very important time for the Company.  Having served as a consultant to the Company and worked closely with the senior management team over the past several months, I have developed a strong appreciation for the longer-term opportunities that lay ahead for Liberty Tax and am excited to lead the Company during this transitional period as we continue to work to increase value for all of our stakeholders, including our shareholders, employees and franchisees.  While recognizing the challenges presented by the 2019 tax season, I have been deeply involved in a number of strategic initiatives at the Company designed to greatly improve the Company’s financial and operational efficiencies.”

2019 Tax Season Results

  Total revenues of $132.5 million in fiscal 2019 compared to $174.9 million in fiscal 2018. The Company’s revenues in fiscal 2019 were impacted by the Company’s adoption of ASC 606.
  Total U.S. offices of 2,836 compared to 3,343 in the prior year.
  Total U.S. tax returns of 1.33 million compared to 1.49 million in the prior year, primarily driven by a lower U.S. office count.
  Average net fees for tax preparation services in the U.S. increased 3.6%.
  Total Canadian returns of 0.39 million compared to 0.38 million in the prior fiscal year.

The Company expects to issue a press release announcing its financial results for the fiscal year ended April 30, 2019 on or before June 20, 2019.

About Liberty Tax, Inc.

Founded in 1997, Liberty Tax, Inc. (OTC PINK: TAXA) is the parent company of Liberty Tax Service. In the U.S. and Canada, last year, Liberty Tax prepared approximately two million individual income tax returns in more than 3,600 offices and online. Liberty Tax's online services are available through eSmart Tax, Liberty Online and DIY Tax, and are all backed by the tax professionals at Liberty Tax locations and its nationwide network of seasonal tax preparers. Liberty Tax also supports local communities with fundraising endeavors and contributes as a national sponsor to many charitable causes. For a more in-depth look, visit Liberty Tax Service and interact with Liberty Tax on Twitter and Facebook.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances.  The forward-looking statements include statements or expectations regarding the Company’s strategic initiatives, tax season results and the release of its financial results for fiscal 2019.  These statements are based upon current expectations, beliefs and assumptions of Company management, and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, actual events could differ materially from those discussed in the forward-looking statements as a result of various factors discussed in greater detail in the Company’s filings with the SEC. You are cautioned not to place undue reliance on such statements and to consult the Company’s most recent Annual Report on Form 10-K and other filings with the SEC for additional risks and uncertainties that may apply to the Company’s business and the ownership of the Company’s securities. The Company’s forward-looking statements are presented as of the date made, and the Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

INVESTOR RELATIONS CONTACT:
Michael S. Piper
Chief Financial Officer
Liberty Tax Service
(757) 493-8855
investorrelations@libtax.com